SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934

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[_]    Soliciting Material Under Rule 14a-12
CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN PARTNERS FUND, LP WINTERGREEEN PARTNERS OFFSHORE MASTER FUND, LTD WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wintergreen Advisers, LLC posted the following presentation on www.enhancecto.com on April 19, 2018.

 CONSOLIDATED-TOMOKA’s CONTINUED REFUSAL TO MEANINGFULLY ADDRESS THE REAL ISSUES  April 19, 2018

 CTO Continues to Refuse to Meaningfully Address the Real Issues: REIT  CTO’s Letter to Shareholders, from its 2017 Annual Report, provides a possible date and tax impact for its potential REIT conversion.    Source: CTO 2017 Annual Report, dated 2/28/18, page 5

 CTO Continues to Refuse to Meaningfully Address the Real Issues: REIT  Yet, in our opinion, CTO omits any meaningful discussion of the risks and impacts to shareholders of the potential REIT conversion in its10-K (the Company’s 2017 Annual Report), and its 2018 Proxy (filed 3/12/18).      Source: CTO 10-K, filed 2/28/18 and CTO 2018 Proxy, filed 3/12/18

 CTO Continues to Refuse to Meaningfully Address the Real Issues: REIT  Also, Wintergreen believes a REIT conversion of a company as small as CTO is not profitable to shareholders because of the high overheadWe believe a REIT conversion is a less favorable tax structure since the 2017 federal tax law changes. FRP Holdings, Inc., based in Jacksonville, FL, is approximately 2x the size of CTO, and recently abandoned a REIT conversion due to the changes in tax law:  FRP article: https://www.jaxdailyrecord.com/article/no-reit-conversion-for-frp-holdings

 CTO Continues to Refuse to Meaningfully Address the Real Issues: REIT  Source: Bloomberg, RMZ Index, 4/17/17-4/17/18  The MSCI US REIT Index performance chart below shows how REIT performance, since the federal tax laws were changed, has negatively affected REIT performance:  The MSCI REIT Index is down over 10% since Federal Tax Law was changed on December 19,2017.

 CTO Continues to Refuse to Meaningfully Address the Real Issues: REIT  National Retail Properties, Inc., which has a market cap of over $6 billion, and Realty Income Corp, which has a market cap of over $14.5 billion, are examples of REITS that could acquire a company of CTO’s size.  Source: Bloomberg

 CTO Continues to Refuse to Meaningfully Address the Real Issues:REIT  We believe the REIT background of CTO’s recent Board additions, including the Chair, suggests they are REIT proponents  Casey R. Wold    “Laura’s knowledge and experience from over two decades as an executive officer of a public REIT align exceptionally well with the criteria established by the Board for directors.” CTO Press Release, 9/8/2016  “Casey’s knowledge and experience from over three decades in the real estate industry, including with public companies and REITs, align exceptionally well with the criteria established by the Board for directors.”CTO Press Release, 3/3/2017

 Wintergreen believes that if a factor has little or no realized benefit for shareholders, it should be removed as a factor for bonus criteria.   CTO Continues to Refuse to Meaningfully Address the Real Issues:Proposal 3: CTO wants bonuses for flawed criteria  “While land transactions under contract is a key step in the process of monetizing our portfolio of undeveloped land, this metric is weighted only 10% in recognition of the fact that little to no benefit has been realized by the Company or its shareholders simply as a result of a new contract having been signed.” Proxy Page 35  The Company appears to acknowledge the shortcoming of their compensation plan design by stating (emphasis added):

 Wintergreen’s actions benefitted all shareholders!  CTO Continues to Refuse to Meaningfully Address the Real Issues:Proposal 3: CTO wants bonuses for flawed criteria  “A vote AGAINST this proposal is warranted…the company did not engage with shareholders following the low vote, discern their concerns, nor make any changes to pay programs as a result.” -ISS Report, April 13, 2018  Institutional Shareholder Services (“ISS”) takes the same position as Wintergreen in its recommendation to vote against CTO’s say-on-pay on Proposal 3:

 CTO’s amended Equity Incentive Plan allows the Compensation Committee to award shares with absolutely no criteria:Where shareholder action is to be taken with respect to any equity incentive plan, such as the CTO plan, federal securities law provides that individuals who are eligible for the equity incentive plan awards should be identified by class of participant, including any subsidiary employees who qualify; that the approximate number of persons in each class should be disclosed; and the basis for their participation should be stated. This is important information not adequately disclosed in the CTO 2018 Proxy.   CTO Continues to Refuse to Meaningfully Address the Real Issues: Proposal 4: CTO’s Amended Plan allows CTO to forgo all metrics  “the [Compensation] Committee may from time to time issue unrestricted Shares to Grantees, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine.” -2018 CTO Proxy Statement, Page 86, item 9

 It is interesting to note that in the forty pages of the 2018 CTO Proxy Statement describing the Election of Directors (pages 14-54), gives no indication of the hefty raise that CTO would be allowed to award to themselves. From our perspective, it is egregious for a board to hide in the fine print their request for authority to increase their own compensation four- to five-times higher, to as much as $300,000 per year, for each member of the Board.  CTO Continues to Refuse to Meaningfully Address the Real Issues: Proposal 4: CTO’s Amended Plan allows CTO to forgo all metrics

 Wintergreen’s actions benefitted all shareholders!  “the Board determined that for 2018 the director compensation program and levels were to remain the same as in 2017” and“The Board and its Compensation Committee have no plans or intentions to increase director compensation”-2018 CTO Investor Presentation, Slide 38, April 11, 2018  After Wintergreen highlighted this issue for shareholders, CTO has represented that directors will not be getting massive pay raises  CTO Continues to Refuse to Meaningfully Address the Real Issues: Proposal 4: CTO’s Amended Plan allows CTO to forgo all metrics

 We believe Proposal 4 does not comply with the SEC’s disclosure requirements for proxy statements, which require that CTO provide details about the participants that are eligible for the plan.Since shareholders are not being provided with information that is necessary to make an informed decision on the merits of the plan, we do not believe the proposal can be properly voted upon.Proposal 4 should be withdrawn.  CTO Continues to Refuse to Meaningfully Address the Real Issues: Proposal 4 doesn’t comply with SEC guidelines and should be withdrawn  Source: Securities and Exchange Act of 1934, Item 10(a)(1) of Schedule 14A, 17 C.F.R. § 240.14a-101

 CTO Continues to Refuse to Meaningfully Address the Real Issues:John Albright’s history of selling CTO stock  Date  Number of Company Shares or Options Purchased or Sold  Nature of Transaction  8/11/2016  764  Open market sale  8/24/2016  836  Open market sale  9/7/2016  3,000  Open market sale  9/8/2016  2,000  Open market sale  9/21/2016  1,700  Open market sale  9/22/2016  800  Open market sale  10/5/2016  1,201  Open market sale  10/6/2016  1,299  Open market sale  10/19/2016  500  Open market sale  10/20/2016  2,000  Open market sale  11/2/2016  1,531  Open market sale  11/3/2016  969  Open market sale  11/16/2016  2,500  Open market sale  11/30/2016  1,200  Open market sale  12/1/2016  1,300  Open market sale  12/14/2016  55  Donation  12/14/2016  1,350  Open market sale  12/15/2016  1,150  Open market sale  12/28/2016  1,250  Open market sale  12/29/2016  1,250  Open market sale  1/11/2017  2,500  Open market sale  1/23/2017  649  Shares withheld as payment of taxes  1/25/2017  4,651  Compensatory grant  1/25/2017  1,500  Open market sale  1/26/2017  1,000  Open market sale  1/30/2017  729  Shares withheld as payment of taxes  1/30/2017  547  Shares withheld as payment of taxes  2/8/2017  2,500  Open market sale  2/22/2017  209  Open market sale  2/23/2017  2,291  Open market sale  3/8/2017  1,500  Open market sale  3/9/2017  1,000  Open market sale  8/1/2017  32,000  Forfeiture of compensatory grant (expired)  12/12/2017  547  Shares withheld as payment of taxes  12/15/2017  1,453  Open market sale  1/24/2018  628  Shares withheld as payment of taxes  1/24/2018  6,101  Compensatory grant  1/29/2018  1,700  Shares withheld as payment of taxes  Source: CTO 2018 Proxy

 CTO Continues to Refuse to Meaningfully Address the Real Issues:John Albright’s history of selling CTO stock  Source: CTO 2018 Proxy, aggregate sum of all Albright CTO stock sales, measured quarterly.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:John Albright’s history of selling CTO stock makes us question his commitment to CTO  Source: Bloomberg

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Compensation Scheme  We believe CTO is being operated as a compensation scheme to benefit Company insiders.Wintergreen believes that enacting the Wintergreen proposal to eliminate the massive discount to NAV would benefit all shareholders.The anti-dilution provisions granted to the Board and Company insiders (not available to shareholders) related to the proposed REIT conversion, are, in our view, a clear example of the Board putting themselves ahead of shareholders.   ”The Committee shall make or provide for such adjustments in the … (c) kind of shares covered by Awards (including shares of another issuer), as the Committee determines in good faith to be equitably required in order to prevent dilution or enlargement of the rights of Grantees that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.”-2018 CTO Proxy Statement, Page 86, Note 13

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has repeatedly tried to work with CTO  We believe CTO’s allegation of “greenmail” is completely false and is misleading.Our clients are long-term investors with interests that are aligned with that of other shareholders.We are seeking representation on the Board, not control of the Board.  greenmailGreenmail is the practice of buying a voting stake in a company with the threat of a hostile takeover to force the target company to buy back the stake at a premium. In the area of mergers and acquisitions, the greenmail payment is made in an attempt to stop the takeover bid. The target company is forced to repurchase the stock at a substantial premium to thwart the takeover.Source: Investopedia

## CTO Continues to Refuse to Meaningfully Address the Real Issues:

# Wintergreen has repeatedly tried to work with CTO

- Wintergreen has repeatedly reached out to CTO, but instead of working together, CTO has rebuffed our efforts.
- In June 2017, representatives of the Company and Wintergreen met privately in New York where Wintergreen and CTO discussed the inappropriate tenor of CTO's proxy campaign leading up to the 2017 Annual Meeting. Wintergreen demanded that CTO review and correct statements that it had made about Wintergreen, and the Company agreed to continue discussions regarding this request.
- Following that June 2017 meeting, Laura Franklin, the recently appointed chairman of the Company's board of directors, and Wintergreen's Liz Cohernour, exchanged several emails and jointly drafted a press release that would be issued by both firms.

WINTERGREEN ADVISERS

http://enhanceCTO.com

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 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has repeatedly tried to work with CTO  An email from Laura Franklin on August 19, 2017 stated “You will note the statement from John in the third paragraph is the one we agreed on from the July 24th version”, which was in reference to the quote below (emphasis added):  John Albright, the Company’s President and Chief Executive Officer, added “I personally regret and apologize to Wintergreen and our other shareholders for the tone of the recent proxy contest. We recognize the positive impact that Wintergreen’s actions have had for the Company and we look forward to working together constructively for the betterment of all CTO shareholders.”

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has repeatedly tried to work with CTO  CTO then reversed course and reneged on the release of the press release. It was only at this point that Wintergreen felt compelled to submit the Wintergreen Proposal to maximize value for all shareholders and to nominate three director candidates, for consideration at the Company’s 2018 Annual Meeting. Wintergreen tried to work with the Company, but CTO rebuffed our efforts which we believe has led to this proxy context.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has repeatedly tried to work with CTO  Throughout the 2017 proxy solicitation and leading up to the 2018 annual meeting, CTO repeatedly stated that the Company was interested in “having the Company repurchase, at an appropriate price, all or a significant portion of the CTO shares held by the Fund and the other investment vehicles managed by Wintergreen Advisers.”Early in 2018, in an effort to eliminate the need for another expensive proxy contest, Wintergreen reached out to CTO to request that the Company make a written offer in response to CTO’s repeated written statements on the topic.We believe the 2018 CTO Proxy shows the true interests of the Board is to reward management with an unsupportable say on pay and an equity bonus plan that we believe does not meet mandatory disclosure requirements under applicable federal securities law.

## CTO Continues to Refuse to Meaningfully Address the Real Issues:

# Wintergreen has repeatedly tried to work with CTO

- Representatives of CTO made an initial below market offer, that referred to a discount to "to an average trailing closing price*" without providing further specific detail. **No dollar amount per share was specified by the Company.**
- **In the absence of a legitimate bid**, representatives of Wintergreen responded with an indication of interest that represented a discount to the average of CTO's stated NAV range, expecting CTO to engage in good faith negotiations to arrive at a mutually agreeable price, as is customary in these situations. **However, CTO failed to respond to Wintergreen.**
- **Instead, CTO chose to use Wintergreen's good faith efforts to work with the Company against Wintergreen**.

**We believe CTO's recent investor presentation dated April 9, 2018 mischaracterizes these conversations, and that the presentation is misleading at best and flat out untruthful and deceptive at worst.**

*Source: Dan Smith e-mail, dated March 12, 2018*

WINTERGREEN ADVISERS

http://enhanceCTO.com

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 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has repeatedly tried to work with CTO  Wintergreen believes that its Proposal benefits all shareholders!  The Wintergreen Proposal:“for CTO to take immediate steps to narrow the discount between NAV and the Company’s share price by hiring an independent, previously unaffiliated, adviser to maximize shareholder value by evaluating all options for the Company, including through a sale of CTO or through the liquidation of CTO’s assets.”

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Proposal 5: The Wintergreen Proposal

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  We believe the Company's ongoing impression of current directors Howard Serkin and Thomas Warlow as Wintergreen directors, is misleading. Wintergreen has not voted for these board members in years and has never had a business or personal relationship with either person.Chris Haga’s firm Carlson Capital has been a trader in the stock since their initial investment in 2011.   ✔  ✔  ✔  Liz Cohernour  Evan Ho  David Winters  Howard C. Serkin  Thomas P. Warlow III  Christopher W. Haga

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  Carlson Capital’s Share Ownership since Q2 2011:  Source: Bloomberg

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  Wintergreen has nominated three highly qualified director candidates, Liz Cohernour, Evan Ho and David Winters, who are committed to working in the best interests of all shareholders.Wintergreen’s candidates have significant experience investing in real estate companies and working with companies to rein in management and unlock shareholder value.Don’t be misled by CTO!  ✔  ✔  ✔  Liz Cohernour  Evan Ho  David Winters

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  Mr. Winters and Ms. Cohernour have worked together for over 25 years and have substantial experience investing in the securities of real estate companies over their careers. In connection with these investments, Mr. Winters and Ms. Cohernour have often worked with issuers' boards of directors and management to unlock shareholder value. Wintergreen believes this experience would benefit the Company's board of directors and its shareholders:Pacific Forest Products: Mr. Winters and Ms. Cohernour oversaw Mutual Discovery Fund's investment in the issuer. Mutual Discovery Fund owned, or exercised control or direction over, 18.7% of the outstanding shares of the issuer. On behalf of all shareholders of the issuer, Mr. Winters and Ms. Cohernour opposed an undervalued takeover offer for the Issuer, which resulted in an over 61% increase in the price offered for all shareholders.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  Florida East Coast Industries, Inc.: While Mr. Winters worked as Franklin Mutual Advisers, Inc.’s (“FMA”) lead analyst on Florida East Coast's vast array of developed and undeveloped real estate and railroad assets and Ms. Cohernour provided advice with respect to same, FMA beneficially owned (through advisory clients) 32.6% of the common stock, representing an investment of over $312 million, and were the issuer's largest shareholders. FMA sought to take an active interest in the management, business and affairs of the issuer, including regular communications with the issuer's board of directors and executive management regarding such matters.Weyerhaeuser Company: While Mr. Winters worked at FMA, FMA beneficially owned (through advisory clients) 7.1% of Weyerhaeuser’s common stock. FMA initiated discussions with the issuer on alternatives for realizing the unrecognized value of the issuer. FMA intended to continue its dialogue with, and to take an active interest in, the issuer regarding, among other things, the issuer's strategic direction, corporate governance and management, and to communicate from time to time with the issuer's executive management and board of directors and with other holders of the common stock regarding such matters.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Wintergreen has no representation on the Board  Mr. Ho has over 20 years of experience in the securities and banking industry, including domestic and international roles at BNP Paribas and Bankers Trust. He has gained broad expertise in equity analysis and corporate credit analysis, as well as developed a network of real estate professionals throughout Asia. Moreover, his experience in credit analysis can help to make sure income properties are occupied by tenants that represent low risk to lease income generation. Mr. Ho. is proficient in Mandarin Chinese and well acquainted with the business practices and customs of Greater China. Such experience could enable Mr. Ho to aid the Company in enhancing its profile to Chinese investors and property developers.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Share Buy Backs  We find it curious that in 2017 CTO conveniently appeared to execute its buy back plan when it needed votes for its compensation plans, ahead of the Annual Meeting.This year, despite the stock price varying between $59-$67 during the proxy season, in light of ISS’s recommendation against ‘Say on pay’, the company is not buying back stock.   2017 Annual Meeting  Source: Bloomberg, 2017 CTO Annual Report

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Share Buy Backs  When market trading volume of CTO increased in Q4, CTO stepped away, despite a material gap between NAV and share price.When questioned about the failure of the Company to buy back stock on the Q4 Investor Call, we believe management did not have a reasonable explanation, and indicated it was possibly a Board issue or a volume issue: “it’s something that the Board determines the price and really the volume of the buyback is dependent on the market regarding volume at the particular price that the Board sets, so it’s a policy that the Board reviews quarterly.”*   Chart source: Bloomberg*John Albright’s comments on CTO’s Investor Call, February 8, 2018  We believe CTO should have completed the current buy back program in Q4, and has ample cash to initiate a new buy back program, or to tender for stock, which if completed when the stock is at a material discount to NAV, benefits all shareholders.

 CTO Continues to Refuse to Meaningfully Address the Real Issues:The Board’s Self-Interests  Serious Questions for CTO:What caused the dramatic rise in trading volume in the fourth quarter of 2017? What was said at the investor meetings that took place behind closed doors?CTO’s management insiders were clear beneficiaries, as the increased volume and trading price allowed previously gifted shares to vest at the $60.00 and $65.00 levels. Curiously, after the shares vested, the stock has fallen back near $60.00.Coincidence or planned?

 CTO Continues to Refuse to Meaningfully Address the Real Issues:Conclusion  Wintergreen believes its interests are aligned with all shareholders:Take immediate steps to narrow the discount to NAVIncluding the possibility of buying back stock or tendering for stock when a material discount to NAV existsImprove corporate governance and disclosureWork for the benefit of shareholders – not insidersNow is the time to seriously evaluate all options to maximize value for the Company, and Wintergreen’s proposal and candidates will do exactly that – as the largest shareholder, our interests are directly aligned with all shareholders.

**ADDITIONAL INFORMATION**

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are, or may be deemed to be, participants in any such proxy solicitation: Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour and Evan H. Ho. Certain of the participants hold direct or indirect interests in securities of the Company as follows: Wintergreen Partners Fund, LP beneficially owns 294,100 shares of common stock, Wintergreen Partners Offshore Master Fund, Ltd. beneficially owns 26,641 shares common stock, Wintergreen Advisers, LLC may be deemed to beneficially own 1,553,075 shares of common stock, David J. Winters, Wintergreen Advisers, LLC's principal, may be deemed to beneficially own 1,553,075 shares of common stock. Additionally, each of David J. Winters, Elizabeth N. Cohernour and Evan H. Ho has an interest in being nominated and elected as a director of the Company. Additional information regarding the participants' ownership of Shares will be set forth in the proxy statement and other materials filed with the SEC in connection with the solicitation of proxies by the participants.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

MORROW SODALI
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Suite 1608
New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200
Banks and Brokerage Firms Call: 203 - 658 - 9400
E-mail: wintergreen@morrowsodali.com

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